EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-264967), Form S-3 (File No. 333-273153) and Forms S-8 (File Nos. 333-278359, 333-271391, 333-264183, 333-251387, 333-239434 and 333-235916) of our report dated March 3, 2025, except for Notes 1, 2, 5 and 10 which are dated July 11, 2025 with respect to the audited consolidated financial statements of Artelo Biosciences, Inc. (the “Company”) appearing in this Form 8-K of the Company for the year ended December 31, 2024.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 11, 2025